VITROTECH CORPORATION ANNOUNCES
                       AGREEMENT TO AMEND MINERAL PURCHASE
                             AND ROYALTY AGREEMENTS

SANTA ANA, California, September 30, 2004 -- VitroTech Corporation (OTC Bulletin
Board: VROT - News) today announced it has entered into a letter agreement with each of Hi-Tech Environmental Products LLC (Hi-Tech), Enviro Investment Group, LLC, Red Rock Canyon, LLC and Valley Springs Mineral, LLC (the Mine Companies) to restructure the terms on which VitroTech purchases minerals from each of the Mine Companies and to reduce the royalty payable to Hi-Tech.

VitroTech acquires raw minerals for use in production of its products from the Mine Companies under a series of agreements. Those agreements originally provided for fixed per pound payments to be made to the Mine Companies for each pound of mineral sold and collected by VitroTech. Under the original contracts, payments escalated over time with 2004 payments being $0.875 per pound increasing to $1.00 per pound plus inflation adjustments in future years. The agreements also established certain annual minimum purchase requirements. The minimum purchase requirements under the original agreements began at 7.5 million pounds in 2005 with annual scheduled escalations.

Under the terms of the letter agreement, the fixed per pound payment obligation has been eliminated. In its place, VitroTech will be obligated to pay to the Mine Companies 10% of the sales price of all minerals sold by VitroTech. Additionally, the annual minimum purchase requirement has been modified to provide for no minimum purchases in 2004 or 2005 with minimum purchases in subsequent years being fixed at the highest sales level in any prior year.

VitroTech acquired its core processing technologies from Hi-Tech under an agreement that provided for royalty payments by VitroTech in an amount equal to $1.00 per pound of material sold and collected by VitroTech.

Under the terms of the letter agreement, the fixed per pound royalty payment to Hi-Tech has been eliminated. In its place, VitroTech will be obligated to pay to Hi-Tech 5% of the sales price of all minerals sold by VitroTech.

As consideration for the agreements of Hi-Tech and the Mine Companies to modify their existing agreements with VitroTech, VitroTech agreed to issue to Hi-Tech and the Mine Companies an aggregate of 5,000,000 shares of common stock on January 3, 2005. Up to an additional 12,107,657 shares of VitroTech common stock may be issued to Hi-Tech and Mine Companies between 2006 and 2010 based on pounds of mineral actually sold and the price of VitroTech common stock.

The letter agreement is expected to be formalized in amendments to the current definitive agreements with Hi-Tech and the Mine Companies.

VitroTech interim CEO, Glenn Easterbrook, stated, "We believe that the restructuring of our supply agreement with the mines and our royalty agreement with Hi-Tech is a significant milestone in VitroTech's corporate life. With the mineral payments and the royalty payment being tied to a percent of sales price, we will have much greater flexibility in our ability to serve our customers and preserve acceptable margins. We believe that this development, along with the restructuring of our minimum purchase obligations, will allow us to increase both sales and profitability as well as better position VitroTech in the capital markets."

About VitroTech Corporation

VitroTech Corporation is a materials technology and research company, headquartered in Santa Ana, California, with rights to purchase, process and sell approximately 35 billion pounds of rare amorphous aluminosilicate deposits which are used to produce its primary products, Vitrolite(R) and Vitrocote(R). These products enhance both the physical qualities and production of plastics, paint/coatings, and a variety of other market segments (www.vitrotechcorp.com).


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Forward-Looking Statements

This news release contains forward-looking statements, which are based on current operations, plans and expectations. Such statements include, but are not limited to, the company's ability to increase sales revenues, improve profitability or secure additional capital. Actual results may differ materially from these statements due to risks and uncertainties beyond the company's control.

For further information regarding risks and uncertainties associated with VitroTech's business, please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors That May Affect Future Results" sections of VitroTech's SEC filings, including, but not limited to, its annual report on Form 10-KSB and quarterly reports on Form 10-QSB.

All information in this release is as of September 30, 2004. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company's expectations.

For further information please contact: Walt Carlson of VitroTech Corporation, +1-714-708-4700